UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

IRONWOOD GOLD CORP.
(Exact name of Registrant as specified in its charter)

Nevada	74-3207792
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

123 West Nye Ln., Ste. 129
Carson City, Nevada 89706
(Address of Principal Executive Offices)(Zip Code)

Consulting Services
(Full Title of the Plan)

Behzad Shayanfar
Chief Executive Officer
123 West Nye Ln., Ste. 129
Carson City, Nevada 89706
888-356-4942
(Name, Address, and Telephone number, Including Area Code, of Agent for Service)

Copies to:
Mark C Lee
Greenberg Traurig, LLP
1201 K Street, Suite 1100
Sacramento, California 95814
(916) 442-1111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of Securities To Be	Amount To Be	Proposed Maximum Offering	Proposed Maximum	Amount of
Registered	Registered(1)	Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, par value $0.001	4,000,000	$0.02 (2)	$80,000	$10.91

(1)

Represent the shares of Common Stock of Ironwood Gold Corp. issued to Andrew McKinnon (“Consultant”) as consideration for the services provided by the Consultant to Ironwood Gold Corp. pursuant to that certain Management Consulting Agreement dated April 30, 2013.

(2)

Estimated solely for the purpose of determining the registrant fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) based on the average of the bid ($0.02) and asked ($0.02) prices of the Common Stock of Ironwood Gold Corp. reported on the OTCQB on May 3, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information called for in Part I of this Form S-8 Registration Statement (“Form S-8”) is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (“the SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

Ironwood Gold Corp. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012 filed with the Commission on December 20, 2012, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above; and

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (No. 000-53267), filed on June 4, 2008.

                          In addition, all documents filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.              Description of Securities.

Our authorized capital consists of 250,000,000 shares of common stock, par value $0.001 per share.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all Meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

Non-Cumulative Voting

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

Dividend Policy

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

Item 5.              Interests of Named Experts and Counsel.

                          Not applicable.

Item 6.              Indemnification of Directors and Officers.

                          The Registrant is incorporated under the laws of the state of Nevada. Section 78.138 of the Nevada Revised Statutes provides that directors and officers of a corporation are not individually liable to the corporation or its shareholders or its creditors for any damages as a result of any act or failure to act in such a capacity, unless it is so proven that such an act or failure to act in the capacity as a director or officer constituted a breach of fiduciary duty and that such a breach of fiduciary duty involved intentional misconduct, fraud, or a knowing violation of law.

                          Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he:

                          (a)             is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or

                          (b)           acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                          Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

                          Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

                          (a)           the creation of a trust fund;

                          (b)           the establishment of a program of self-insurance;

                          (c)          the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

                          (d)           the establishment of a letter of credit, guaranty, or surety.

                          No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

                          Section 78.751 of the Nevada Revised Statutes provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statues, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. The determination must be made:

                          (a)           by the stockholders;

                          (b)          by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding;

                          (c)          if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders, by independent legal counsel in a written opinion, or

                          (d)           if a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                          Subsection 2 of Section 78.751 of the Nevada Revised Statutes provides that a corporation’s articles of incorporation, its bylaws, or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

                          Subsection 3 of Section 78.751 of the Nevada Revised Statutes further provides that any indemnification made pursuant to Section 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or the bylaws, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in such person’s official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that such person’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action. Additionally, indemnification pursuant to Section 78.7502 and advancement of expenses shall continue for any indemnified party who has ceased to hold such qualifying position and shall inure to the benefit of such person’s heirs, executors, and administrators.

                          Under Nevada law and the Registrant’s Articles of Incorporation, as amended, its directors will have no personal liability to the Registrant or its stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director of the Registrant involving any act or omission of any such director. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct, fraud, or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase, or redemption under Section 78.300 of the Nevada Revised Statutes. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

                          The effect of this provision in the Registrant’s Articles of Incorporation, as amended, is to eliminate the rights of the Registrant and its stockholders (through stockholder’s derivative suits on behalf of the Registrant) to recover damages against a director for breach of his or her fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of the Registrant or any stockholder to seek relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duties. Nevada law grants corporations the right to indemnify their directors, officers, employees, and agents in accordance with applicable law. In addition, our Bylaws, as amended, authorize the Registrant to indemnify directors and officers of the Registrant in cases where such officer or director acted in good faith and in a manner reasonably believed to be in the best interest of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7.              Exemption From Registration Claimed.

                          Not Applicable.

Item 8.              Exhibits.

Exhibit
Number	Exhibit

5.1	Opinion of Greenberg Traurig, LLP
10.1	Management Consulting Agreement
23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
23.2	Consent of Sadler, Gibb & Associates, LLC
24	Power of Attorney (included on signature page of this Registration Statement)

Item 9.              Undertakings.

                          (a)           The undersigned Registrant hereby undertakes:

                          (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                          (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

                          (2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          (b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                          (c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carson City, state of Nevada, on May 7, 2013.

IRONWOOD GOLD CORP.

By:	/s/ Behzad Shayanfar
Behzad Shayanfar
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

                          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Behzad Shayanfar as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Position	Date

/s/ Behzad Shayanfar	Chief Executive Officer, Interim Chief Financial
Behzad Shayanfar	Officer and Director (Principal Executive Officer,	May 7, 2013
Principal Financial Officer and Principal
Accounting Officer)

/s/ Keith P. Brill	Director
Keith P. Brill		May 7, 2013